Exhibit 99

CONTACT:
AirNet Systems, Inc.	InvestQuest, Inc.
Gary Qualmann	Bob Lentz
(614) 532-4072	(614) 876-1900

AirNet Systems, Inc. Announces Impairment Charges

COLUMBUS, Ohio — November 5, 2004 —AirNet Systems, Inc. (NYSE:ANS) today announced non-cash impairment charges of $47.0 million ($31.0 million after-tax) related to its cargo business for the third quarter 2004. The impairment charges, which impact the company's cargo aircraft assets by $43.0 million and goodwill by $4.0 million, were caused by changing conditions in its Bank services business. The impairment charges are $3.07 per diluted share.  AirNet plans to release its third quarter financial results by November 15, 2004.

The non-cash impairment charges, in accordance with FASB 142 and 144, are primarily based on recent industry trends which confirm adoption of electronic alternatives to the physical movement of cancelled checks at a more rapid pace than previously anticipated by the industry. Enactment of the Check 21 Act in October 2004 will contribute to this trend. AirNet’s cargo airline was originally designed, and continues to operate, primarily to meet the needs of Bank services customers. AirNet believes that its airline capacity will exceed future demand, creating an impairment of the aircraft and related assets.  The impairment also reflects the overall decline in the market values of the aircraft in its cargo fleet which have not recovered as in previous economic cycles.

“We have previously reported that we believe our Bank services revenues will decline as a result of our Bank customers’ migration to electronic alternatives from the physical movement of cancelled checks,” said Joe Biggerstaff, Chairman, CEO and President. “Although the exact timing of the volume declines and the impact on revenues is still difficult to predict, it is clear from market data and other disclosures by the Federal Reserve that cancelled check volume declines are accelerating. As a result of these factors, we are planning for a significant decrease in cancelled check volume and related Bank services revenues beginning in 2006 or 2007.”

Mr. Biggerstaff continued, “AirNet remains committed to providing best-in-class service to our Bank, Express and Passenger Charter customers.  We are aggressively pursuing growth and diversification opportunities in several markets as we build our company’s future.  We will continue to analyze strategic alternatives for our company’s transition, and will consider the use of an investment banker in the development and evaluation of those alternatives.”

AirNet Systems, Inc.
AirNet Systems, Inc., through its operating subsidiaries, focuses its resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide. Jetride, Inc., a wholly-owned subsidiary, provides Passenger Charter services nationwide to individuals and businesses. The Company operates 128 aircraft at September 30, 2004, located strategically throughout the United States. To find out more, visit AirNet’s website at www.airnet.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained in this release of AirNet Systems, Inc., the matters discussed, including, but not limited to, information regarding future economic performance and plans and objectives of AirNet’s management, are forward-looking statements that involve risks and uncertainties. When used in this release, the words “believe”, “anticipate”, “estimate”, “expect”, “intend”, “may”, “plan”, “project” and similar expressions are intended to be among statements that identify forward-looking statements. Such statements involve risks and uncertainties including, but not limited to, the following which could cause actual results to differ materially from any forward-looking statement: potential regulatory changes by the Federal Aviation Administration (“FAA”), which could increase the regulation of AirNet’s business, or the Federal Reserve, which could change the competitive environment of transporting canceled checks; changes in check processing and shipment patterns of bank customers; the continued acceleration of migration of AirNet’s Bank customers to electronic alternatives to the physical movement of cancelled checks; adverse weather conditions; potential declines in the values of aircraft in AirNet’s fleet and any related asset impairment charges; the ability to successfully market the Passenger Charter business in light of global changes in the commercial airline industry; potential changes in locally and federally mandated security requirements; increases in aviation fuel costs not fully offset by AirNet’s fuel surcharge program; potential cost overruns associated with the construction of a new facility at Rickenbacker International Airport; acts of war and terrorist activities; the acceptance of AirNet’s time-critical service offerings within targeted Express markets; technological advances and increases in the use of electronic funds transfers; the availability and cost of financing required for operations; the impact of unusual items resulting from ongoing evaluations of our business strategies; as well as other economic, competitive and domestic and foreign governmental factors affecting AirNet’s markets, prices and other facets of its operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Please refer to Item 7 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 of AirNet Systems, Inc. for additional details relating to risk factors that could affect AirNet’s results and cause those results to differ materially from those expressed in forward-looking statements.

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